Exhibit 99.1

MAGUIRE PROPERTIES

COMPLETES DISPOSITION OF

3161 MICHELSON IN ORANGE COUNTY

LOS ANGELES, June 15, 2009 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today that it has completed the sale of 3161 Michelson located at the Park Place campus in Irvine, California to an affiliate of the EMMES Group of Companies.

The 3161 disposition was significant as it enabled the Company to:

•	eliminate the project-level debt that was scheduled to mature in September 2009;
•	eliminate a New Century master lease obligation with a potential exposure of up to approximately $16 million;
•	eliminate a $24 million principal repayment guaranty;
•	eliminate a master lease parking obligation with a potential exposure of up to approximately $50 million;
•	release a 1,380 space parking structure from the encumbrance of the existing mortgage; and
•	increase cash flow by eliminating the project’s negative cash flow.

The Operating Partnership incurred $3.5 million in net master lease payments during the quarter ended March 31, 2009 in connection with the arrangements described above.

Mr. Nelson C. Rising, President and Chief Executive Officer, commented, “We are pleased to close this important transaction, which eliminates our entire obligation under the project loan and significant master lease obligations. The Company remains focused on addressing its near-term debt maturities, liquidity issues and improving the occupancy level of our portfolio.”

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with the negative impact of the current credit crisis and economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the potential failure to effectively manage our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2009 with the Securities and Exchange Commission. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558